Exhibit 4.1
RESTRICTED STOCK AGREEMENT
(For Employees Without Employment Agreements)
     THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made as of the ___day of                      (the “Date of Grant”), between SUPERIOR WELL SERVICES, INC., a Delaware corporation (the “Company”), and                                          (“Employee”).
     1. Award. Pursuant to the SUPERIOR WELL SERVICES, INC. 2005 STOCK INCENTIVE PLAN, as amended (the “Plan”), as of the Date of Grant, ___shares (the “Restricted Shares”) of the Company’s common stock, par value $.01 per share, that are held in Treasury shall be issued as hereinafter provided in Employee’s name, subject to certain restrictions thereon in consideration of Employee’s paying to the Company $1.00 per Restricted Share. The Restricted Shares shall be issued upon acceptance hereof by Employee, the payment by Employee of the purchase price for the Restricted Shares, and satisfaction of the conditions of this Agreement. Employee acknowledges receipt of a copy of the Plan and agrees that this award of Restricted Shares shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used but not defined in this Agreement shall have the meaning attributed to such terms under the Plan, unless the context requires otherwise.
     2. Restricted Shares. Employee hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:
     (a) Forfeiture Restrictions. The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated, or otherwise transferred, encumbered, or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined), and in the event of termination of Employee’s employment with the Company for any reason other than death, disability (within the meaning of section 22(e)(3) of the Code), or an “involuntary termination” (as hereinafter defined), Employee shall, for no consideration except as provided in Section 2(c) herein, forfeit to the Company all Restricted Shares to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of employment are herein referred to as the “Forfeiture Restrictions.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares. For purposes of this Agreement, an “Involuntary Termination” shall mean any termination of Employee’s employment with the Company which does not result from a resignation by Employee; provided, however, that the term “Involuntary Termination” shall not include a termination as a result of death or disability (within the meaning of section 22(e)(3) of the Code) or a termination for cause. As used in this paragraph, the term “cause” shall mean Employee (i) has been convicted of a misdemeanor involving moral turpitude or of a felony, (ii) has engaged in gross negligence or willful misconduct in the performance of the duties of Employee’s employment, (iii) has willfully disregarded any written corporate policies established by the Company, or (iv) has materially breached any material provision of any written agreement between Employee and the Company or any of its Affiliates.
     (b) Lapse of Forfeiture Restrictions. Provided that Employee has been continuously employed by the Company from the Date of Grant through the number of years following the Date of Grant as set forth in the following schedule, the Forfeiture Restrictions shall lapse with respect to a percentage of the aggregate number of Restricted Shares in accordance with the following schedule:

Percentage of Total Number
Of Restricted Shares as to Which
Number of Full Years	Forfeiture Restrictions Lapse
Less than 1 year	0%
1 year	15%
2 years	30%
3 years	45%
4 years	60%
5 years or more	100%
Notwithstanding the foregoing, the Forfeiture Restrictions shall lapse as to all of the Restricted Shares then subject to the Forfeiture Restrictions on the date Employee’s employment with the Company is terminated by reason of death, disability (within the meaning of section 22(e)(3) of the Code), or an Involuntary Termination.
     (c) Termination of Services. If Employee’s service relationship with the Company is terminated for any reason, then that portion, if any, of the Restricted Shares for which restrictions have not lapsed as of the date of termination shall become null and void and such shares shall be forfeited to the Company; provided, however, that the portion of the Restricted Shares, if any, under this Agreement for which restrictions have lapsed as of the date of such termination shall survive such termination. In such event, Employee will be repaid the lesser of the Fair Market Value of the Restricted Shares on the date of termination or the amount (without interest) of cash or consideration Employee paid to acquire the Restricted Shares forfeited pursuant to Section 2.
     (d) Certificates. A certificate evidencing the Restricted Shares shall be issued by the Company in Employee’s name, pursuant to which Employee shall have all of the rights of a shareholder of the Company with respect to the Restricted Shares, including, without limitation, voting rights and the right to receive dividends (provided, however, that dividends paid in shares of the Company’s stock or other securities shall be subject to the Forfeiture Restrictions and further provided that dividends that are paid other than in shares of the Company’s stock or other securities shall be paid no later than the end of the calendar year in which the dividend for such class of stock is paid to stockholders of such class or, if later, the 15th day of the third month following the date the dividend is paid to stockholders of such class of stock). Employee may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the stock until the Forfeiture Restrictions have expired and a breach of the terms of this Agreement shall cause a forfeiture of the Restricted Shares. The certificate shall be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Committee as a depository for safekeeping until the forfeiture of such Restricted Shares occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan and this award. On the Date of Grant, Employee shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a new certificate or certificates to be issued without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which Employee is a party) in the name of Employee in exchange for the certificate evidencing the Restricted Shares. However, the Company, in its sole discretion, may elect to deliver the certificate either in certificate form or electronically to a brokerage account established for Employee’s benefit at a brokerage/financial institution selected by the Company. Employee agrees to complete and sign any documents and take additional action that the Company may request to enable it to deliver the shares on Employee’s behalf.
     (e) Corporate Acts. The existence of the Restricted Shares shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange, or other disposition of all or any part of its assets or business or any other corporate act or proceeding. The prohibitions of Section 2(a) hereof shall not apply to the transfer of Restricted Shares pursuant to a plan of reorganization of the Company, but the stock, securities, or other property received in exchange therefor shall also become subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original Restricted Shares for all purposes of this Agreement, and the certificates representing such stock, securities or other property shall be legended to show such restrictions.
       4. Withholding of Tax. To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions results in compensation income or wages to Employee for federal, state, or local tax purposes, Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money or shares of Stock as the Company may require to meet its minimum obligation under applicable tax laws or regulations, and if Employee fails to do so, the Company is authorized to withhold from any cash or stock remuneration (including withholding any Restricted Shares distributable to Employee under this Agreement) then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income. Employee acknowledges and agrees that the Company is making no representation or warranty as to the tax consequences to Employee as a result of the receipt of the stock, the lapse of any Forfeiture Restrictions, or the repurchase of any stock pursuant to the Forfeiture Restrictions.
     5. Lock-Up Provision. Employee hereby agrees that in the event of any underwritten public offering of Common Stock, including an initial public offering of Common Stock, made by the Company pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”) (whether before or after the lapse of the Forfeiture Restrictions with respect to any of the Restricted Shares), Employee shall not offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase or make any short sale of, or otherwise dispose of any shares of Common Stock or any rights to acquire Common Stock for such period of time from and after the effective date of such registration statement as may be established by the underwriter(s) for such public offering (the “Lock-Up Period”); provided, however, that such period of time shall not exceed 180 days from the effective date of the registration statement to be filed in connection with such public offering; provided further, however, that if (a) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (b) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless the managing underwriter(s) of such underwritten public offering waive, in writing, such extension. Furthermore, Employee hereby agrees to enter into a lock-up agreement with the underwriter(s) of any such underwritten public offering if requested by such underwriter(s); provided, however, that the terms of such lock-up agreement must be substantially the same as those executed by the Company’s officers and directors and other stockholders in connection with such underwritten public offering and the period of time covered by such lock-up agreement shall not exceed that set forth in this Section 5. The limitations contained in this Section 5 shall not apply to any shares registered in such public offering under the Securities Act. Employee shall be subject to this Section provided and only if the officers and directors of the Company are also subject to similar arrangements.
     6. Status of Stock. Employee agrees that the Restricted Shares issued under this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Employee also agrees that (i) the certificates representing the Restricted Shares may bear such legend or legends as the Committee deems appropriate in order to reflect the Forfeiture Restrictions and to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would constitute a violation of the Forfeiture Restrictions or, in the opinion of counsel satisfactory to the Company, of any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.

     7. Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company, an Affiliate, or any successor corporation. Without limiting the scope of the preceding sentence, it is expressly provided that Employee shall be considered to have terminated employment with the Company at the time of the termination of the “Affiliate” status under the Plan of the entity or other organization that employs Employee. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.
     8. Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Employee, such notices or communications shall be effectively delivered if hand delivered to Employee at his principal place of employment or if sent by registered or certified mail to Employee at the last address Employee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.
     9. Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties, and agreements between the parties with respect to the subject matter of this Agreement. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement shall be effective only if it is in writing and signed by both Employee and an authorized officer of the Company.
     10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.
     11. Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all as of the date first above written.

SUPERIOR WELL SERVICES, INC.

By:

Name:

Title:

[EMPLOYEE]

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